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                                                                    EXHIBIT 10.6

Thursday, September 21, 2006

Rick Dobry
Electronic Copy

Dear Rick:

I am very pleased to offer you the position of Chief Supply and Manufacturing Officer based in Tampa, Florida. This position will report to the Chief Executive Officer, and your hire date will be effective October 23rd, 2006 or any earlier date mutually agreed. This letter will outline some of the terms and conditions of your employment with Cott Corporation. (the "Company"). Please note that this is not a contract of employment or a promise of employment for any specific term.

Your base salary will be $350,000 per year paid on a semi-monthly basis; you will also receive an annual cash car allowance of $16,000 per year which is also paid on a semi-monthly basis. Your performance evaluations and salary reviews will generally be conducted on an annual basis and any increase would be a part of the annual review process.

You are eligible to participate in the annual bonus plan to an amount equal to 100% (target level) of your base salary based upon the achievement of specified goals. For 2006 the bonus will be pro-rated based on actual employment service. The Maximum Payout under the bonus plan is two (2) times your base salary for achievement of performance goals in excess of the target goals. Such performance goals shall be established annually. However please note that the bonus plan is entirely discretionary and the Company reserves in its absolute discretion the right to terminate or amend any bonus scheme. We will guarantee the 2006 pro-rated bonus payment and 2007 full year payment at a minimum of 100% of Target provided you are employed by the Company on December 31, 2007.

You shall be entitled to participate in the long-term incentive plans and programs as made available from time to time to employees of a similar level within the organization. For 2007 and subsequent years, in accordance with current practices, PSU Grants to you are projected (without any guarantees or commitment) to be based on an award amount equal to two times your base salary, provided that, for greater certainty, such PSU Grants shall be subject to the discretion and approval of the Human Resources and Compensation Committee of the Board of Directors, which discretion shall in no way be fettered by the provisions of this offer letter.

No later than 5th January 2007 you will be entitled to receive a Cash Award of $650,000 (less appropriate withholdings) Upon receipt of this amount you will be required to purchase Cott stock with a minimum of 50% of your net amount (i.e. the amount you receive after tax and other applicable withholdings). Such stock must be purchased within 30 calendar days of you receiving the cash award. We are providing you with a 30 day window so that you can decide on your purchase strategy. Please note that as a senior employee we will be required to know the dates, amounts, values of such purchases immediately to ensure that we can meet and file our insider reporting requirements. A member of the Legal Dept can advise you as to the correct procedures to follow.

You will be required to hold the purchased stock until at least 31st June 2007 or until such date as you receive your 2007 long term incentive program grant.

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You will be eligible for Cott's Benefit Program. Our Benefit Program includes health, disability and life insurance benefits. You should note that our health insurance plan does have a pre-existing illness provision, which limits the amount payable for pre-existing illnesses for 12 consecutive months beginning on your enrollment date. However, if you have been covered for health insurance by your prior employer, you may have creditable prior coverage. In order to help determine that please provide a HIPAA certificate from your prior employer. Employee contributions are required for our Program. Once you are eligible to participate in the Cott Cafeteria Plan (discussed below), your contributions will be deducted from your paycheck on a pre-tax basis.

On the first day of the month following your completion of 90 days of employment, you will be eligible to participate in Cott's Cafeteria Plan. Benefits provided under our Cafeteria Plan are pre-tax deductions for medical premiums, a Health Care Reimbursement Account and a Dependent Care Reimbursement Account. If you participate in the Cafeteria Plan, payroll deductions for the benefits you select under the plan are made on a pre-tax basis. Please review the Summary Plan Description for additional information. Charlotte Pope (Benefits Manager) will contact you to enroll you in the programs.

You will be entitled to participate in an executive annual health assessment subject to a financial reimbursement capped at $5,000 per calendar year.

In addition, on the first day of a quarter following at least six months of employment, you will be eligible for Cott's 401 (K) Savings and Retirement Plan. You will also be eligible to participate in the Employee Share Purchase Plan after completing ninety (90) days of employment. You are entitled to four (4) weeks vacation. Vacation earned for 2006 will be prorated based on your date of hire. You are encouraged to take your vacation time in the calendar year it is earned. All earned vacation must be taken by March 31st of the year following the one, which it is earned; otherwise it may be forfeited. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company. All vacation periods require the approval of your Manager.

If your employment is terminated for any reason other than for Just Cause, disability or death then the Company shall pay to you within 30 days of the date of termination of employment, or if a six month delay is required to comply with Code section 409A, on the first business day of the seventh month following the month in which termination of employment occurred, a lump sum amount equal to the sum of:

     - An amount equal to 18 months of your annual base salary at the time of termination of employment; and

     - A Bonus payment equivalent to a twelve month period. Calculated as an amount equal to the average of the Bonus payment for the most recent two (2) completed fiscal years (Cap at your current Target amount)

     - To the extent we may do so legally and in compliance with the organizations benefit plans in existence from time to time, continue medical and dental group insurance benefits (which for greater certainty DOES NOT include short-term disability, long-term disability, long-term care, life insurance or any other benefits) at a level equivalent to those provided to you immediately prior to the termination for a period of up to 18 months or until you have secured alternative employment.

Please refer to the attached sheet for details on change of control details.

By accepting and signing this offer letter you agree that the payments outlined above shall be in full satisfaction of all terms of termination of your employment, including termination pay and severance pay pursuant to the applicable employment standards or other legislation as amended from time to time and that you shall not be

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entitled to any further termination payments, damages or compensation whatsoever. As condition precedent to any termination payment outlined above you agree to deliver to the Company prior to any such payment, a full and final release from all actions or claims in connection therewith in favor of the Company, its affiliates, subsidiaries, directors, officers, employees and agents, in the form satisfactory to the Company, acting reasonably.

Lastly Cott will provide you with relocation assistance to Tampa, Florida. The attached document outlines the relocation package provided to you by Cott and will also include property management services for your current home for a period of no more than 3 months.

Prior to employment Cott requires successful completion of our pre-employment processing. This includes a background investigation of your qualifications and references.

PLEASE SEE THE ENCLOSED CHECKLIST OF FORMS AND DATES THE FORMS ARE DUE TO BE TURNED IN TO OUR CHIEF PEOPLE OFFICER.

To comply with the Immigration Reform and Control Act of 1986, the Company must verify your identity and authorization to work in the United States. Therefore, please bring with you on your first day, either one original document from the list A or one original document from the list B and one original document from the list C. Acceptable documents are listed on the backside of the enclosed INS Form I-9. If you have any difficulty in this regard, please call me immediately.

Upon acceptance of this offer, you acknowledge and agree that Cott Corporation has the right to disclose confidential information regarding you to any third party as required by law.

Rick, I am excited about having you join us. You have a lot to contribute to our company. I know that you can look forward to joining a dynamic and challenging organization with rewarding career opportunities. PLEASE INDICATE YOUR ACCEPTANCE OF THIS OFFER BY RETURNING ONE SIGNED ORIGINAL OF BOTH THE OFFER LETTER AND CONFIDENTIALITY AGREEMENT TO COTT BEVERAGES, ATTN: BEVERLY WEAVER, HR ASSISTANT, 4211 W. BOY SCOUT BLVD., SUITE 290, TAMPA, FL 33607.

Yours truly,

Abilio Gonzalez
Chief People Officer

Copy to: Sher Zaman
         Charlotte Pope

I accept this offer of employment and the terms identified herein.


/s/ Rick Dobry                          September 22, 2006
-------------------------------------   DATE
RICK DOBRY

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TERMINATION UPON A CHANGE OF CONTROL.

If, upon a Change of Control, or as a consequence of the Change of Control prior to the Change of Control, or within twelve (12) months following a Change of Control, your employment is terminated without Just Cause or if you terminate your employment for Good Reason, you shall be entitled to the following payments;

     - An amount equal to twenty four (24) months of your annual base salary at the time of termination of employment; and

     - A Bonus payment equivalent to a twenty four (24) month period. Calculated as an amount equal to the average of the Bonus payment for the most recent two (2) completed fiscal years.

Plus you shall be entitled to have all unvested rights and entitlements under the Corporation's Performance Share Unit Plan, Executive Incentive Share Purchase Plan and Stock Appreciation Rights Plan, accelerated under such plans such that such rights and entitlements shall fully vest to the maximum extent permitted under such plans.

For the purposes of this Agreement, a "Change of Control" shall mean the occurrence of any one or more of the following:

(i) a take-over bid (within the meaning of the Securities Act (Ontario)), other than a take-over bid exempt from the requirements of Part XX of such Act, pursuant to subsections 93(1)(b) or (c) thereof, is completed in respect of more than twenty percent (20%) of the Corporation's common shares and the majority of the members who were members of the Board of Directors of the Corporation prior to completion of such take-over bid are replaced within sixty (60) days following the completion of such take-over bid;

(ii) any of the following occur: (A) any consolidation, merger or amalgamation of the Corporation with or into any other corporation whereby the voting shareholders of the Corporation immediately prior to such event receive less than fifty percent (50%) of the voting shares of the consolidated, merged or amalgamated corporation; (B) a sale by the Corporation of all or substantially all of the Corporation's undertakings or assets; (C) a proposal by or with respect to the Corporation being made in connection with a liquidation, dissolution or winding up of the Corporation; (D) any reorganization, reverse stock split or recapitalization of the Corporation that would result in a Change of Control as otherwise defined herein; or
     (E) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

The determination of whether payments made upon a Change of Control constitute a parachute payment, as provided in (i) above, and, if so, the amount to be paid to you shall be made by an independent auditor (the "Auditor") jointly selected by the Corporation and the Executive and paid by the Corporation. The Auditor shall be a nationally recognized United States public accounting firm. If you and the Corporation cannot agree on the firm to serve as the Auditor, then you and the Corporation shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Notwithstanding anything to the contrary, however, in the event that the foregoing parachute payment determination shall be challenged by the Internal Revenue Service, the final resolution of such challenge (by way of settlement or court decision) shall govern for purposes of computing any applicable limitation under (i) above, and you shall repay to the Corporation any adjustment amount that results from such recomputation, together with interest on such adjustment amount computed at the applicable Federal rate as of the date of the original payment to the you under (i) above.

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Termination for Good Reason after a Change of Control

You may terminate your employment at any time for Good Reason upon the occurrence of any of the following;

     i. A material diminution in your title or duties or assignment to you of materially inconsistent duties;

     ii. A reduction in your current base salary or target bonus opportunity as a percentage of base salary except for reductions applicable to all senior management;

     iii. A change in the reporting structure so that you no longer report directly to the CEO

     iv. Relocation of your principal place of employment to a location other than Tampa, Florida area unless such relocation is effected at the request or approval of yourself

     v.   A material breach by Cott of any provisions of the offer letter; or

     vi. The failure of Cott to obtain the assumption in writing of its obligation to perform this offer letter by any successor to all or substantially all of the business or assets of the company within fifteen (15) days after a merger, consolidation, sale, or similar transaction unless you have personally received the opinion of counsel to Cott that such transaction does not have an adverse legal effect on the your rights hereunder.

There shall be no termination for Good Reason without written notice from you describing the basis for the termination and the company having a reasonable period to cure.

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Tuesday, October 24, 2006

FOR THE ATTENTION OF: Rick Dobry

Dear Rick:

As I have discussed with you we need you to sign our Confidentiality / Non Compete Agreement which we have in place for all C-Executives. In addition I need to reconfirm that we use the title of Chief Manufacturing and Supply Chain Officer instead of Chief Supply and Manufacturing Officer which was stated in your offer letter.

Please sign below to indicate that you have received this letter and also initial each page of the attachment and return it to Sher Zaman at Queens Quay as soon as possible. If you have any questions or concerns, by all means please give me a call.

Yours truly,


/s/ Abilio Gonzalez
-------------------------------------
Abilio Gonzalez
Chief People Officer

AGREED:


/s/ Rick Dobry                          October 26, 2006
-------------------------------------   DATE
RICK DOBRY

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                                    APPENDIX

1. CONFIDENTIALITY.

(a) The Executive acknowledges that in the course of carrying out, performing and fulfilling his obligations to the Corporation, the Executive will have access to and will be entrusted with information that would reasonably be considered confidential to the Corporation or its Affiliates, the disclosure of which to competitors of the Corporation or its Affiliates or to the general public, will be highly detrimental to the best interests of the Corporation or its Affiliates. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Corporation. Except as may be required in the course of carrying out his duties hereunder, the Executive covenants and agrees that he will not disclose, for so long as he is employed by the Corporation or its Affiliates or at any time thereafter, any such information to any person or entity, other than to the directors, officers, employees or agents of the Corporation that have a need to know such information, nor shall the Executive use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Corporation nor will he disclose nor use for any purpose, other than for those of the Corporation or its Affiliates any other information which he may acquire during his employment with respect to the business and affairs of the Corporation or its Affiliates. Notwithstanding all of the foregoing, the Executive shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, provided that the Executive shall first have:

     (i) notified the Corporation;

     (ii) consulted with the Corporation on the advisability of taking steps to resist such requirements; and

     (iii) if the disclosure is required or deemed advisable, cooperated with the Corporation in an attempt to obtain an order or other assurance (at the Corporation's expense) that such information will be accorded confidential treatment.

(b) For the purposes of this Agreement, (i) "Affiliate" shall mean, with respect to any person or entity (herein the "first party"), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term "control" as used herein (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to: (A) vote fifty percent (50%) or more of the outstanding voting securities of such person or entity, or (B) otherwise direct or significantly influence the management or policies of such person or entity by contract or otherwise; (ii) "Executive" shall mean Rick Dobry; and (C) "Corporation" shall mean Cott Corporation.

2. INVENTIONS. The Executive acknowledges and agrees that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and data bases (collectively, "discoveries") made or conceived by the Executive prior to or during his employment relating to the business or affairs of the Corporation, shall belong to the Corporation. In connection with the foregoing, the Executive agrees to execute any assignments and/or acknowledgements as may be requested by the Corporation from time to time.

3. CORPORATE OPPORTUNITIES. Any business opportunities related to the business of the Corporation which become known to the Executive during his employment hereunder must be fully disclosed and made available to the Corporation by the Executive, and the Executive agrees not to take or attempt to take any action if the result would be to divert from the Corporation any opportunity which is within the scope of its business.

4. RESTRICTIVE COVENANTS.

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(a) The Executive will not at any time, without the prior written consent of the
Corporation, during the term of the Executive's employment by the Corporation or its Affiliates and for a period of eighteen (18) months after the termination of the Executive's employment (regardless of the reason for such termination), either individually or in partnership, jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation, whether as agent, shareholder, employee, consultant, or in any manner whatsoever, directly or indirectly:

     (i) anywhere in the Territory, engage in, carry on or otherwise have any interest in, advise, lend money to, guarantee the debts or obligations of, permit the Executive's name to be used in connection with any business which is competitive to the Business or which provides the same or substantially similar services as the Business; and/or

     (ii) for the purpose of competing with any business of the Corporation, solicit, interfere with, accept any business from or render any services to anyone who is a client or a prospective client of the Corporation or any Affiliate at the time the Executive ceased to be employed by the Corporation or who was a client during the twelve (12) months immediately preceding such time; and/or

     (iii) solicit or offer employment to any person employed or engaged by the Corporation or any Affiliate at the time the Executive ceased to be employed or engaged by the Corporation or who was an employee or engaged during the twelve (12) month period immediately preceding such time.

(b) For the purposes of the Agreement:

     (i) "Territory" shall mean the countries in which the Corporation and its subsidiaries conduct the Business;

     (ii) "Business" shall mean the business of manufacturing, selling or distributing carbonated carbonated soft drinks, juices, water and other non-alcoholic beverages to the extent such other non-alcoholic beverages contribute, or are contemplated or projected to contribute, materially to the profits of the Corporation at the time of the Executive's termination of employment.

(c) Nothing in this Agreement shall prohibit or restrict the Executive from holding or becoming beneficially interested in up to one percent (1%) of any class of securities in any corporation provided that such class of securities are listed on a recognized stock exchange.

4. INSIDER POLICIES. The Executive will comply with all applicable securities laws and the Corporation's Insider Trading Policy and Insider Reporting Procedures (copies of which have been provided to the Executive) in respect of securities of the Corporation issued or acquired by the Executive.

6. NON-DISPARAGEMENT. The Executive shall not disparage the Corporation or any of its affiliates, directors, officers, employees, or other representatives in any manner and shall in all respects avoid any negative criticism of the Corporation, provided that nothing herein shall be construed to prevent or restrict the Executive from making any truthful statements in response to comments about the Executive made by the Corporation and provided further that nothing contained in this Section 6 shall in any way derogate from the Executive's obligation of confidentiality owed to the Corporation under Section 1 hereof or otherwise.

7. GENERAL PROVISIONS.

(a) The Executive acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in this Appendix, the Corporation's remedy in the form of monetary damages will be inadequate and that the Corporation shall be and is hereby authorized and entitled, in addition to all

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other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

(b) The parties acknowledge that the restrictions in this Appendix are reasonable in all of the circumstances and the Executive acknowledges that the operation of restrictions contained in this Appendix may seriously constrain his freedom to seek other remunerative employment. If any of the restrictions are determined to be unenforceable as going beyond what is reasonable in the circumstances for the protection of the interests of the Corporation but would be valid, for example, if the scope of their time periods or geographic areas were limited, the parties consent to the court making such modifications as may be required and such restrictions shall apply with such modifications as may be necessary to make them valid and effective.

(c) Each and every provision of Sections 1 through 7 of this Appendix shall survive the termination of the Executive's employment (regardless of the reason or such termination).